SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Final Amendment)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       Airport Systems International, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    00949N103
                                 (CUSIP Number)


                                January 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 00949N103                                            Page 2 of 6 Pages
--------------------------------------------------------------------------------
1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gilder Gagnon Howe & Co. LLC
           13-3174112
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   [ ]
                                                                   (b)   [ ]
--------------------------------------------------------------------------------
3)         SEC USE ONLY

--------------------------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
--------------------------------------------------------------------------------
           NUMBER                    5)     SOLE VOTING POWER
           OF                               5,650
           SHARES                 ----------------------------------------------
           BENEFICIALLY              6)     SHARED VOTING POWER
           OWNED BY                         None
           EACH                   ----------------------------------------------
           REPORTING                 7)     SOLE DISPOSITIVE POWER
           PERSON                           None
           WITH                   ----------------------------------------------
                                     8)     SHARED DISPOSITIVE POWER
                                            26,875
--------------------------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           26,875
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [ ]
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.2%
--------------------------------------------------------------------------------
12)        TYPE OF REPORTING PERSON
           BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

Airport Systems International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

11300 West 89th Street
Overland Park, KS  66214

Item 2(a).        Name of Person Filing:

Gilder Gagnon Howe & Co. LLC

Item 2(b).        Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).        Citizenship:

New York

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

00949N103

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [x] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) [ ]   Investment    Adviser   in   accordance   with   ss.
                            240.13d-1(b)(1)(ii)(E)

                  (f) [ ]   Employee   benefit   plan  or   endowment   fund  in
                            accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) [ ]   Parent   Holding   Company  or  control   person  in
                            accordance with ss.240.13d-1(b)(ii)(G)

                  (h) [ ] Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) [ ] Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ]   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:  26,875

                  (b)      Percent of class:  1.2%

                  (c)      Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote:
                                  5,650

                           (ii)   Shared power to vote or to direct the vote:
                                  None

                           (iii) Sole power to dispose or to direct the disposition of: None

                           (iv) Shared power to dispose or to direct the disposition of: 26,875

The shares reported include 21,225 shares held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares and 5,650 shares held in the account of the profit-sharing plan of the Reporting Person (the "Profit Sharing Plan").
Item 5.           Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the  beneficial owner of more than five percent of the class of securities.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.           Identification and Classification of Members of the Group.

Not applicable

Item 9.           Notice of Dissolution of Group.

Not applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                                       February 10, 2000
                                                       ----------------------
                                                              Date


                                                       /s/ Walter Weadock
                                                       ----------------------
                                                             Signature


                                                       Walter Weadock, Member
                                                       ----------------------
                                                           Name/Title